Exhibit 99.1

CONTACT:
Press Inquiries                                     Investor Inquiries
Rich Williams                                       Terry Adams
Sycamore Networks                                   Sycamore Networks
978-250-2909                                        978-250-3410
richard.williams@sycamorenet.com                    terry.adams@sycamorenet.com



                SYCAMORE NETWORKS TO ACQUIRE SIROCCO SYSTEMS

  ACQUISITION BROADENS SYCAMORE'S REACH INTO EMERGING METRO ACCESS MARKET

CHELMSFORD, Mass., June 6, 2000 -- Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in intelligent optical networking, today announced a definitive agreement to acquire privately-held Sirocco Systems, Inc. based in Wallingford, Connecticut. Sirocco develops and markets optical access aggregation, switching and network management products targeted for the metropolitan access market.

      Under the terms of the agreement, Sycamore common stock will be exchanged for all outstanding shares of Sirocco and Sycamore will assume the outstanding options of Sirocco. Based upon the closing price of Sycamore's common stock on June 5, 2000, the deal is valued at approximately $2.9 billion. This transaction will be accounted for as a pooling of interests and is expected to be completed in the first quarter of Sycamore's fiscal year 2001. The acquisition has been approved by the Board of Directors of each company and is subject to various closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvement Act and approval by the shareholders of Sirocco. A sufficient number of Sirocco shareholders have signed voting agreements to ensure the required approval for the transaction.

      "Intelligent optical networking technology is rapidly being deployed throughout every segment of the public network from access to backbone, to address network scaling issues and data service requirements created by the tremendous growth in data traffic," said Dan Smith, Sycamore's president and CEO. "Sirocco's portfolio of next generation optical networking products will enable Sycamore to serve the unique service needs of the emerging metro access market and to expand and extend the reach of the intelligent optical network by providing an economical, high performance "on-ramp" to the intelligent optical core."

      According to Pioneer Consulting , the Global Optical Networks Edge market which includes next-generation SONET, metro DWDM, converged metro optical platforms, and metro optical IP systems is expected to grow to $17.3 billion by 2004.

      Sirocco will provide Sycamore with a comprehensive portfolio of multi-service optical networking products for the metro access market. Complementing Sycamore's existing product line of transport, switching and management products, the Sirocco product suite will extend the range and reach of services supported by the intelligent optical network. With this combined product line service providers will be able to leverage the power of the intelligent optical core to deliver a broad range of services including: ATM, TDM, IP, DS3/E3 through OC-192/STM-64 and Gigabit Ethernet. Sirocco's recently announced products include Zephyr, an optical access device, Typhoon, an optical edge switch, and Tempest, an optical network management system. First products from Sirocco are expected to be available in the fourth calendar quarter of 2000.

      Jonathan Reeves, president & CEO of Sirocco will assume the role of vice president and general manager of Sycamore's newly created Optical Access Division, reporting directly to Dan Smith, Sycamore's president and CEO. In addition, all Sirocco employees will become employees of Sycamore.

      "This is a natural move for Sirocco, both companies share a common focus on putting intelligent optical networking technology to work to develop, provision and manage new high performance services," said Jonathan Reeves, President and CEO of Sirocco, " and, like Sycamore, we have also taken a software-centric approach to developing our products combining industry innovations in hard-optics with our own unique soft-optics technologies. Combined we will be able to bring point-and-click provisioning to all segments of the intelligent optical network quickly -- access to core."

ABOUT SIROCCO
      Sirocco is an optical networking company focused on delivering third generation solutions to service providers that allow them to derive new and enhanced services from their optical core networks. Sirocco solutions introduce a suite of new networking platforms that offer multi-service, multi-wavelength switching functionality, coupled with innovative service provisioning and management tools, which unleash the power of the optical core. Founded in January 1999, the company is located in Wallingford, Connecticut. For more information, please visit Sirocco's web site at www.siroccosystems.com. The information on this website is not incorporated into this press release.

ABOUT SYCAMORE
      Sycamore develops and markets intelligent optical networking products that transport voice and data traffic over wavelengths of light. The Company combines significant experience in data networking with expertise in optics to develop intelligent optical networking solutions for network service providers. Sycamore's products are based on a common software foundation, enabling concentration on the delivery of services and end-to-end optical networking. Sycamore's products and product plans include optical transport, access and switching systems and end-to-end optical network management solutions. Contact Sycamore at www.sycamorenet.com. The information on this website is not incorporated into this press release.

                                    ###

Investors are urged to read documents relevant to the acquisition described in this announcement that are filed with the Securities and Exchange Commission because they contain relevant information about the acquisition. You can obtain the relevant documents that are filed with the Commission for free on the Securities & Exchange Commission's website at http://www.sec.gov or from Sycamore.

Except for the historical information contained herein, we wish to caution you that certain matters, including statements about the value of the agreement, discussed in this news release constitute forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to the a number of factors, including risks associated with the transaction, such as difficulties in the assimilation of operations, technologies and products of Sirocco, diversion of management's attention from other business concerns, risks of entering new markets and those risks and uncertainties discussed under the heading `Risk Factors' contained in the Company's Registration Statement on Form S-1 (file no. 333-30630) and the other reports filed by the Company from time to time with the Securities and Exchange Commission. Forward looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may, "should," "will," and "would" or similar words. The Company assumes no obligations to update the information included in this press release.